Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated March 26, 2004, except for Note Q, as to which the date is December 17, 2004, incorporated by reference in the Registration Statement on Form S-8 and the related Prospectus of Seitel, Inc. for the registration of 8.8 million shares of common stock granted under the Seitel, Inc. 2004 Stock Option Plan, the Non-Employee Director Non-Plan Restricted Stock Award Agreements and the Non-Qualified Stock Option Agreement for Fred Zeidman.

                                                                                                                /s/ Ernst & Young

Houston, Texas

February 11, 2005